Ehibit 99-1

VENTURE INDUSTRIES, INC.

FINANCIAL STATEMENTS

JANUARY 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Venture Industries, Inc.

We have audited the accompanying balance sheet of Venture Industries, Inc. (a development stage company) (the "Company") as of January 31, 2011 and the related statements of operations, stockholders' equity, and cash flows for the period from December 7, 2010 (commencement of operations) through January 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company's internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that were appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 31, 2011, and the result of its operations and its cash flows for the period from December 7, 2010 (commencement of operations) through January 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note A to the financial statements, the Company does not have the financial resources required to complete the development of its technology and put it into operation which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EisnerAmper LLP

New York, New York
February 28, 2011

VENTURE INDUSTRIES, INC.
(a development stage company)

Balance Sheet
January 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$856,000
Prepaid expenses	255,000

Total current assets	1,111,000

Fixed assets	95,000
Intangible asset	60,000

$1,266,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued liabilities	$135,000
Stockholder loan	10,000

Total current liabilities	145,000

Commitments and contingencies (Note I)

Stockholders' equity:
Preferred stock, $0.001 par value, 1,000,000 authorized
and none issued and outstanding
Common stock, $0.001 par value, 25,000,000 authorized
and 16,096,000 issued and outstanding	16,000
Additional paid-in capital	1,519,000
Stock subscriptions receivable	(350,000)
Deficit accumulated during development stage	(64,000)

Total stockholders' equity	1,121,000

$1,266,000
The accompanying notes are an integral part of these financial statements

VENTURE INDUSTRIES, INC.
(a development stage company)

Statement of Operations
For the Period From December 7, 2010 (Commencement of Operations) to January 31, 2011

Revenues	$0

Cost and expenses:
General and administrative	64,000

Loss from operations before provision for income taxes	(64,000)

Provision for income taxes	0

Net loss	$(64,000)

The accompanying notes are an integral part of these financial statements

VENTURE INDUSTRIES, INC.
(a development stage company)

Statement of Stockholders' Equity
For the Period From December 7, 2010 (Commencement of Operations) to January 31, 2011

					Deficit
					Accumulated
			Additional	Stock	During the
	Common Stock		Paid-in	Subscriptions	Development
	Shares	Amount	Capital	Receivable	Stage	Total

Commencement of Operations - December 7, 2010	-	$ -	$ -	$ -	$ -	$ -
Investment by Founders in December 2010	15,000,000*		10,000			10,000
Investment in December 2010
at $1.39 per share *	234,000*		325,000			325,000
Allocation to additional paid-in capital
upon amendment to certificate of
incorporation		15,000	(15,000)			0
Common stock sold in January 2011
at $1.39 per share	682,000	1,000	949,000	(350,000)		600,000
Common stock issued in January 2011
for future services at $1.39 per share	180,000		250,000			250,000
Net loss					(64,000)	(64,000)

Balance at January 31, 2011	16,096,000	$16,000	$1,519,000	$(350,000)	$(64,000)	$1,121,000

* Share and per share amounts reflect amendment to certificate of incorporation  (See Note G[1])

The accompanying notes are an integral part of these financial statements

VENTURE INDUSTRIES, INC.
(a development stage company)

Statement of Cash Flows
For the Period From December 7, 2010 (Commencement of Operations) to January 31, 2011

Operating activities:
Net loss	$(64,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Prepaid expenses	(5,000)
Accrued expenses	63,000

Net cash used in operating activities	(6,000)

Investing activities:
Purchase of property and equipment	(9,000)
Capitalized software development costs	(14,000)
Purchase of intangible asset	(60,000)

Net cash used in investing activities	(83,000)

Financing activities:
Proceeds from investments by stockholders	935,000
Proceeds from stockholder loan	10,000

Net cash provided by financing activities	945,000

Net increase in cash, and cash and cash equivalents, end of the period	$856,000

Supplemental disclosures of noncash investing and financing activities:
Capitalized software costs included in accrued expenses	$72,000

Common stock issued as prepayment for legal services	$250,000

Common stock issued for stock subscriptions receivable	$350,000

The accompanying notes are an integral part of these financial statements

VENTURE INDUSTRIES, INC.
(a development stage company)

Notes to Financial Statements
January 31, 2011

Note A - Description of Business

Venture Industries, Inc. (the "Company"), a Nevada corporation which was incorporated in January 2005 and commenced operations on December 7, 2010, is a media technology company developing personal media services and applications for use in social media and mobile communication platforms.  The Company has elected a fiscal year-end at January 31.

The Company has prepared its financial statements under the assumption that it is a going concern.  As a development stage enterprise, the Company's primary efforts are devoted to developing certain technology from which it will derive advertising revenue.  It has not yet commenced its planned principal operations.  To date, the Company's cash flow requirements have been met by obtaining proceeds from private placements of the Company's common stock and a stockholder loan.  The Company expects its cash needs to complete the development of the technology and put it into operation will exceed its available resources at January 31, 2011. Therefore, there is no certainty regarding the Company's ability to complete the software application's development and, once developed, to derive revenue from the software application.  These factors raise substantial doubt about the ability of the Company to continue as a going concern.  The Company is currently negotiating additional financing via the issuance of equity that would enable the Company to complete development of its initial product and begin deriving revenue from that product.  However, no assurance can be given that this additional financing will be completed by the Company on acceptable terms, or at all or that once completed, services derived from the product(s) will be sufficient to sustain operations.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note B - Significant Accounting Policies

[1]	Use of estimates:

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes.  Actual results could differ from those estimates.

[2]	Cash and cash equivalents:

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

[3]	Fixed assets:

Fixed assets are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, determined to be three years.

[4]	Software development costs:

The Company capitalizes certain payroll and related costs, and external direct costs, related to the development of internal-use software incurred during the application's development.  Costs incurred related to the planning and post-implementation phases of development are expensed as incurred.

VENTURE INDUSTRIES, INC.
(a development stage company)

Notes to Financial Statements
January 31, 2010

Note B - Significant Accounting Policies  (continued)

[5]	Income taxes:

The Company follows the asset and liability method of accounting for income taxes, which requires the recognition of deferred tax assets and liabilities using currently enacted tax rates based upon the differences between the tax bases of the assets and liabilities and the carrying amounts for financial statement purposes.  The Company's policy is to record a valuation allowance against deferred tax assets when management does not believe that it is more likely than not that the related deferred tax assets will be realized.  The Company considers estimated future taxable income or loss and other available evidence when assessing the need for its deferred tax valuation allowance.

[6]	Impairment of long-lived assets:

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  If the sum of the undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.  Impairment loss on assets to be sold, if any, is based on the estimated proceeds to be received, less estimated costs to sell.

[7]	Fair value of financial instruments:

The Company's cash and cash equivalents, stock subscriptions receivable, accrued liabilities and stockholder loan are shown at cost, which approximates fair value, due to the short-term nature of these instruments.

[8]	Concentration of credit risk:

The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash.  The Company maintains its cash at a financial institution it considers to be of high credit quality; however, the Company's cash deposits may at times be in excess of the federally insured limit.

VENTURE INDUSTRIES, INC.
(a development stage company)

Notes to Financial Statements
January 31, 2010

Note C - Fixed Assets

As January 31, 2011, fixed assets consist of the following:

Computer equipment	$9,000
Software	86,000

95,000
Less accumulated depreciation and amortization

$95,000

Software consists solely of internally developed internal-use software.  As of January 31, 2010, the fixed assets have not been placed in service and, consequently, no depreciation or amortization has been recorded.

Note D - Intangible

In January 2011, the Company purchased an internet domain name for $60,000.  Its estimated useful life was determined to be three years, and the estimated future amortization expense will amount to $20,000 per year through January 31, 2014.

Note E - Accrued Expenses

As January 31, 2011,  accrued expenses consist of the following:

Consulting services, including services for
development of internal-use software	$76,000
Professional services	56,000
Other	3,000

$135,000

Note F - Stockholder Loan

On December 9, 2010, the Company entered into a $10,000 note payable agreement with one of its stockholders.  The note, which was due on demand and carried an interest rate of 4% per annum, was repaid on February 1, 2011. No interest was paid as the amount was minimal.

Note G - Capital Transactions

[1]	Authorized capital:

In January 2011, the Company amended its articles of incorporation to change the authorized capital from 75,000 shares at no par value to 25,000,0000 common shares and 1,000,000 preferred shares, both at $0.001 par value. All number of shares have been presented in the financial statements to reflect this amendment.

VENTURE INDUSTRIES, INC.
(a development stage company)

Notes to Financial Statements
January 31, 2010

Note G - Capital Transactions  (continued)

[2]	Common stock issuances:

In December 2010, the Company issued 15,000,000 shares of common stock to its Founders for $10,000.

During December 2010 and January 2011, the Company sold 916,000 shares of common stock for aggregate proceeds of $1,275,000, of which $350,000 was received on February 1 and 2, 2011.  As a result, stock subscriptions receivable of $350,000 was recorded as a reduction of equity as of January 31, 2011.

During January 2011, the Company issued 180,000 shares of common stock valued at $250,000 for professional services of that amount to be rendered subsequently.  The shares were valued using the price for shares issued to investors during December 2010 and January 2011.  As of January 31, 2011, the balance of $250,000 was recorded as prepaid expense as no services have been rendered.

Note H - Income Taxes

At January 31, 2011, the Company has no net operating loss carryforwards to offset future taxable income and approximately $64,000 of certain operating expenses which have been deferred as start-up costs under Section 195 for federal income tax purposes, subject to limitations for alternative minimum tax.  Start-up costs will continue to be capitalized until the month in which active business begins, at which time the costs may be amortized for tax purposes over 15 years.

The deferred tax asset at January 31, 2011 consists of the following:

Deferred start up costs	$26,000
Less: Valuation allowance	(26,000)

Net deferred tax asset	$ 0

As a result of the recording of the valuation allowance of $26,000, during the period ended January 31, 2011, no benefit for income taxes was recognized.

The Company recognizes interest and penalties related to uncertain tax positions in operating expense.  As of January 31, 2011, the Company has no unrecognized tax benefit, including interest and penalties.

Tax year 2010 remains open to examination by the major taxing jurisdictions to which it is subject.

Note I - Commitments and Contingencies

On January 31, 2011, the Company entered into a purchase agreement for certain technology and other assets for consideration consisting of cash and the issuance of common stock.  On February 17, 2011, the Company entered into an agreement to terminate the aforementioned purchase agreement, effective January 31, 2011, as it determined that certain of the assets to be acquired were not 100% owned by the other party.  The Company is currently negotiating with the other party and expects to enter into an agreement to issue compensation in cash and/or equity.  Such amount is subject to the outcome of the negotiations and cannot be reasonably determined at this time.

VENTURE INDUSTRIES, INC.
(a development stage company)

Notes to Financial Statements
January 31, 2010

Note J - Subsequent Events

The Company has evaluated subsequent events through February 28, 2011, the date these financial statements were issued.

On February 23, 2011, the Company entered into a letter of intent to acquire 100% of the outstanding stock of a company owning a mobile patent application for consideration consisting of $500,000 cash and the issuance of 750,000 shares of common stock.

On February 24, 2011, the Company and VGTel, Inc. ("VGTL"), a publicly-owned New York Corporation  and a shell company, entered into a Agreement and Plan of Share Exchange (the "Agreement") whereby VGTL will acquire all of the Company's shares solely in exchange for an aggregate 17,698,571 newly issued shares of common stock of VGTL.  As a result of the transaction, the Company's shareholders will receive approximately 65% of the issued and outstanding shares of VGTL.

The share exchange is expected to be accounted for as a recapitalization of the Company pursuant to the Agreement.  Because the former shareholders of the Company are expected to gain control of VGTL, the transaction would normally be considered a purchase by the Company.  However, since VGTL is not an active business, the transaction is not accounted for as a business combination.  Instead the transaction is accounted for as a recapitalization of the Company and the issuance of stock by the Company (represented by the outstanding shares of VGTL) for the assets and liabilities of VGTL. Accordingly, for accounting purposes, the Company will be treated as the continuing reporting entity.

On February 25, 2011, the Company issued an aggregate 310,000 shares of common stock as charitable contributions, including 300,000 shares issued to a charitable foundation, in which two of our stockholders, one of whom is an officer of the Company, are trustees.